Exhibit 10.6

                              EMPLOYMENT AGREEMENT

         This Employment Agreement (the "Agreement") is hereby entered into effective as of November 1, 2001, between DynCorp, a Delaware corporation (the "Company") and Marshall S. Mandell ("Executive").

            In consideration of the mutual benefits derived from this Agreement and of the agreements, covenants and provisions hereof, the parties hereto agree as follows:

1.       Employment

1.1. Position. During the Term (as hereinafter defined) of this Agreement, and subject to the terms and conditions set forth herein, the Company agrees to employ Executive as its Senior Vice President for Business Development reporting only to the President and Chief Executive Officer of the Company.

1.2. Election to Office. During the Term of this Agreement, the Company shall use its best efforts to sustain and continue Executive's position and designation as Senior Vice President for Business Development.

1.3. Fulfillment of Duties. As long as the Company sustains and continues Executive's position and designation as Senior Vice President for Business Development of the Company, Executive shall (i) devote his full-time efforts during normal business hours to the performance of his services hereunder, except during vacation periods and periods of illness or incapacity, except that nothing in this Agreement shall preclude Executive from devoting reasonable periods required for serving as a director, or member of a committee of, or holding other positions, in any organization involving no conflict of interest with the interests of the Company and (ii) perform his services hereunder faithfully, diligently and to the best of his skill and ability.

1.4. Location. During the Term of this Agreement, Executive will perform his duties and services at the Company's Reston Virginia headquarters or such location(s) as he shall deem appropriate, except that Executive agrees to make such business trips to the Company's principal executive offices and to other locations as may be reasonable and necessary in the performance of his services hereunder.

2.       Compensation And Benefits

2.1.      Salary.   In  consideration  of  and  as compensation for the services agreed to be performed by Executive hereunder, the Company agrees to pay Executive during the Term of this Agreement a base salary (the "Base Salary") of not less than $265,000 per year, less standard deductions  and  withholdings,  payable bi- monthly in accordance with
          the  Company's  regular  payroll  practices.   The Company will review
          Executive's Base Salary and other compensation (including bonuses and incentive compensation) from time to time during the Term of this Agreement and, at the recommendation of the
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          Compensation  Committee of the  Board of Directors of the Company (the
          "Committee"),  may increase his   Base   Salary  or other compensation
          (including incentive compensation) from time to time, provided that Executive shall receive in March of each calendar year during which this Agreement is in effect an annual Base Salary increase equal to at least the average percentage salary escalation used by the Company as an assumption in preparation of its most recent corporate annual budget. Any increase in Base Salary or other compensation (including incentive compensation) shall in no way limit or reduce any other obligation of the Company hereunder and, once established at an increased rate, Executive's Base Salary hereunder shall not be reduced.

2.2. Incentive Compensation. During the Term of this Agreement, in addition to the Base Salary provided in Section 2.1 above, Executive shall be eligible to receive additional incentive compensation in an amount not to exceed amounts prescribed in the Company's Executive Incentive Compensation Plan ("EIP") using a target incentive per-centage of no less than 50% ("Incentive Compensation"); provided, however, that so long as Executive has satisfied his equity ownership requirements under the Company's Equity Target Ownership Policy in effect as of the date hereof, no portion of his Incentive Compensation shall be paid in shares of the Company unless the Executive requests the delivery of such shares. The Executive shall also be entitled to the benefits of any modifications or amendments to such Plan adopted after the effective date hereof that enhance benefits payable under the Plan.

2.3. Other Benefits. Executive will be entitled to the Benefits listed on Exhibit A, and any other benefits adopted after the effective date of this Agreement for the benefit of executives of the Company in compensation Bands 3 or 2; provided that no additional benefits shall in any way limit or detract from the benefits described on Exhibit A.

3.       Term

3.1. Term. The term of employment under this Agreement means the period commencing on November 1, 2001 and expiring at midnight on October 31, 2004; provided, that this Agreement will automatically renew for additional periods of one (1) year each commencing on November 1 of each successive year following the initial Term unless written notice of intent not to renew is delivered by the Company to the Executive at least 90 days prior to the effective date of any renewal hereof. The term of this Agreement shall continue through the Term of employment and through the period of consulting described in Section 4.3.1 hereof.

3.2.     Termination Of Employment

3.2.1. Termination By the Company. Executive's employment with the Company may be terminated under the following conditions:

3.2.1.1. Death or Disability. Executive's employment with the Company shall terminate effective upon the date of Executive's death or "Complete Disability" (as defined in Section 5.1).
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3.2.1.2.              For  Cause.  The Company may terminate Executive's employ-
                      ment under this Agreement for "Cause" (as defined in Section 5.2) by delivery of written notice to Executive specifying the Cause or Causes relied upon for such termination. Any notice of termination given pursuant to this Section 3.2.1.2 shall effect termination as of the future date specified in such notice or, in the event no such date is specified, on the last day of the month in which such notice is delivered or deemed delivered as provided in Section 10.3 below.

3.2.1.3. Without Cause. The Company may terminate Executive's employment under this Agreement at any time and for any reason by delivery of ninety (90) days written notice of such termination to Executive. Any notice of termination given pursuant to this Section 3.2.1.3 shall take effect as of the end of such 90-day period.

3.2.2. Termination By Executive for Good Cause. Executive may terminate Executive's employment with the Company for Good Cause as defined below upon thirty (30) days written notice to the Company.

3.2.3. Termination by Mutual Agreement of the Parties. Executive's employment pursuant to this Agreement may be terminated at any time upon a mutual agreement in writing of the Parties. Any such termination of employment shall have the consequences specified in such agreement.

4.       Compensation Upon Termination.

4.1. Death or Complete Disability. If Executive's employment shall be terminated by death or Complete Disability, Executive (or his heirs or legal representative) shall be entitled to Executive's Base Salary and accrued and unused vacation earned through the 30th day following the date of termination, subject to standard deductions and withholdings. In addition, upon Executive's (or his heirs or legal representative) furnishing to the Company an executed waiver and release of claims (a form of which is attached hereto as Exhibit B, which will be revised for signature by Executive's heirs or legal representative if applicable), Executive (or his heirs or legal representative) shall be entitled to:

4.1.1. a pro rated portion of his Incentive Compensation that would be payable to the Executive based on projected Company performance through the termination date, less standard deductions and with-holdings;

4.1.2. exercise any options to purchase stock (common or otherwise) in the Company granted to Executive pursuant to any plan, agreement
               or   otherwise,   or  any  equivalent  or  similar  rights  which
               appreciate or tend to appreciate as the value of the Company's stock appreciates, such options and rights to be in accordance with the terms of any applicable plan or agreement; provided, however, that the Executive or
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               his estate or legal representative shall have a period of 90 days following the date of termination within which to exercise or satisfy all such options or rights; and

4.1.3. in the event Executive (or his heirs or legal representative) elects continued coverage under COBRA, reimbursement to the Executive (or his heirs or legal representative) for the same portion of Executive's COBRA health insurance premium that it paid during Executive's employment until the last day of Executive's COBRA health insurance benefits.

4.2. Termination for Cause or Resignation or Retirement by Executive. If Executive's employment shall be terminated by the Company for Cause or if Executive resigns (other than for Good Cause) or elects Retirement, the Company shall pay Executive's accrued Base Salary and accrued and unused vacation benefits earned through the 30th day following the date of termination at the rate in effect at the time of the notice of termination to Executive or Executive's notice of resignation or
          Retirement to the Company. In addition, in the event of the Executive's Retirement only, upon Executive's (or his heirs or legal representative') furnishing to the Company an executed waiver and release of claims (a form of which is attached hereto as Exhibit B, which will be revised for signature by Executive's heirs or legal representative if applicable), Executive (or his heirs or legal representative) shall be entitled to:

4.2.1. a pro rated portion of his Incentive Compensation that would be payable to the Executive based on projected Company performance through the termination date, less standard deductions and with-holdings;

4.2.2. exercise any options to purchase stock (common or otherwise) in the Company granted to Executive pursuant to any plan, agreement or otherwise, or any equivalent or similar rights which appreciate or tend to appreciate as the value of the Company's stock appreciates, such options and rights to be in accordance with the terms of any applicable plan or agreement; provided, however, that the Executive or his estate or legal representative shall have a period of 90 days following the date of termination within which to exercise or satisfy all such options or rights; and

4.2.3.         such protections as are afforded under COBRA.

4.3. Termination Without Cause. If the Company terminates Executive's employment without Cause (except under any circumstance in which Section 4.1 is applicable to Executive, in which case this Section 4.3 shall not apply), or if the Executive terminates this Agreement for Good Cause, Executive shall be entitled to Executive's Base Salary and a pro rated portion of his Incentive Compensation that would be payable to the Executive based on projected Company performance through the 30th day following the termination date, less standard deductions and withholdings, and accrued and unused vacation earned through the date of termination, subject to standard deductions and withholdings. In addition, upon Executive's furnishing to the Company an executed copy of the waiver and release of claims (a form of which is attached hereto as Exhibit B), Executive shall be entitled to:

4.3.1. five (5) semi annual payments, the first of which shall be made within 5 days of the termination of the Executive's employment with the Company, and thereafter at the end of each of the next 4 successive 6-month periods, in the amount of $40,000 each (increased by 4% per annum for each 12-month or period or portion thereof that transpires between the effective date of this Agreement and the date such initial payment is made), without withholding or deduction; provided that such payments shall be in consideration of the Executive providing consulting services to the Company as an independent contractor for no more than 30 months for up to 150 hours per six month period, such services to be consistent with the Executive's past service with the Company, as requested by the President of the Company; provided further, however, that in the event of the death or Complete Disability of the Executive at any time during the period of such payments, the Executive or his estate or legal representative shall be entitled to receive within 10 days of death or Complete Disability, an amount equal to 50% of the balance of such payments remaining to be paid;

4.3.2. exercise any options to purchase stock (common or otherwise) in the Company granted to Executive pursuant to any plan or otherwise, or any equivalent or similar rights which appreciate or tend to appreciate as the value of the Company's stock appreciates, such options and rights to be in accordance with the terms of any applicable plan or agreement; provided, however, that the Executive or his estate or legal representative shall have a period of 90 days following the date of termination within which to exercise or satisfy all such options or rights; and

4.3.3.         in  the  event  Executive  elects continued coverage under COBRA, reimbursement to the Executive for the same portion of Executive's COBRA health insurance premium that it paid during Executive's employment up until the earlier of either (i) the last day of Executive's COBRA health insurance benefits or, ii) the date on which Executive becomes covered under any other group health plan (as an employee or otherwise).

4.3.4. Continuation of such other group life, accident and long and short-term disability benefits as are in effect as of the termination date for a period of 36-months following termination.


5. Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

5.1. Complete Disability. "Complete Disability" shall mean the inability of Executive to perform Executive's duties under this Agreement because Executive has become permanently disabled within the meaning of any policy of disability income insurance covering employees of the Company then in force. In the event the Company has no policy of disability income insurance covering employees of the Company in force when Executive becomes disabled, the term "Complete Disability" shall mean the inability of

          Executive to perform Executive's duties under this Agreement by reason of any incapacity, physical or mental, which the Board, based upon medical advice or an opinion provided by a licensed physician acceptable to the Board, determines to have incapacitated Executive from satisfactorily performing all of Executive's usual services for the Company for a period of at least one hundred twenty (120) days during any twelve (12) month period (whether or not consecutive). Based upon such medical advice or opinion, the determination of the Board shall be final and binding and the date such determination is made shall be the date of such Complete Disability for purposes of this Agreement.

5.2.     For Cause. "For Cause" shall mean:

5.2.1. the willful and continued failure by Executive to substantially perform his duties with the Company in good faith (other than any such failure resulting from his incapacity due to physical or mental illness, injury or disability), after a demand for substantial performance is delivered to him by the Board of Directors of the Company which identifies, in reasonable detail, the manner in which the Board of Directors believes that Executive has not substantially performed his duties in good faith;

5.2.2. the willful engaging by Executive in conduct which causes material harm to the Company, monetarily or otherwise; or

5.2.3. Executive's conviction of a felony arising from conduct during the Term of this Agreement.

5.2.4. For purposes of this Subsection 5.2 no act, or failure to act, on Executive's part shall be considered "willful" unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interest of the Company or its shareholders. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of two-thirds (2/3) of the directors then occupying a seat on the Board of Directors at a meeting of the Board of Directors called and held for such purpose (after ten days notice to him and an opportunity for him, together with his counsel, to appear before the Board of Directors), finding that Executive was guilty of conduct described in Sections 5.2.1, 5.2.2, and 5.2.3 , and setting forth, in reasonable detail, the basis for such finding.

5.3. Change of Control. "Change of Control" shall mean: (i) a sale or other disposition of all or substantially all of the assets of the Company; (ii) a merger or consolidation in which the Company is not the surviving entity and in which the shareholders of the Company immediately prior to such consolidation or merger own less than fifty percent (50%) of the surviving entity's voting power immediately after the transaction; (iii) a reverse merger in which the Company is the surviving entity but the shares of the Company's Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, and in which the shareholders of the Company immediately prior to such merger own less than fifty percent (50%) of the Company's voting power immediately after the transaction;
          (iv) any other capital reorganization in which more than fifty percent (50%) of the shares of the Company entitled to vote are exchanged; or
          (v) during any period of two consecutive years (not including periods prior to the effective date of this Agreement), individuals who at the beginning of such period constitute the board and any new directors whose election by the board or nomination for election by the stockholders was approved by at least 2/3rds of the members of the board, cease for any reason to constitute a majority thereof.

5.4. Good Cause. "Good Cause" shall mean any of the following actions taken by the Company or any subsidiary that employs the Executive: a breach of this Agreement, assignment of the Executive to duties that are inconsistent with his status as a senior executive or which represent a diminution of his status in the Company, a reduction in Executive's Base Salary, except in connection with an across-the-board salary reduction for all executives, a failure by the Company to pay any of Executive's compensation in accordance with Company policy, a reduction in or elimination of any of the benefits described on Exhibit A or otherwise granted to Executive, the relocation of the Executive to a location more than 40 miles from Reston Virginia without Executive's consent, change of Executive's title, a failure to comply with the obligations of the Company under Section 1.2 hereof, or the failure of a successor to the Company to confirm in writing within 5 days of its succession its obligation to assume and perform all obligations of this Agreement.

5.5. Annual Base Compensation. "Annual Base Compensation" shall mean the total of the Executive's most recent annual salary, target incentive under the Company's Executive Incentive Plan, and the annualized amount of all other fringe benefits provided to the Executive with the exception of stock options and other stock-based incentive awards.

5.6. Retirement. "Retirement" shall mean the voluntary retirement of the Executive from the Company (a) at or after age 62 or (b) at any time after the combination of the Executive's age and service with the company or any predecessor or subsidiary equals or exceeds 75 years.

6.       Change of Control

6.1. In the event a Change of Control occurs, and (a) the Company terminates Executive's employment without Cause pursuant to Section
          3.2.1.3 hereof, or (b) the Executive terminates his employment for Good Cause pursuant to Section 3.2.2 within three (3) months prior to or within three years following, the effective date of a Change of Control of the Company, then Executive, in addition to all other amounts payable hereunder, will be entitled to a lump sum payment equivalent to the Executive's Annual Base Compensation in effect at the time of the Change of Control, less standard deductions and withholdings (the "Change of Control Benefit Package"). No payment under 6.1 b above shall be made until the transaction causing a Change of Control has occurred.

6.2. In the event that the Change of Control Benefit Package or any part thereof provided for in this Agreement, or any amount otherwise payable to the Executive under this Agreement or otherwise, constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") and will be subject to the excise tax imposed by Section 4999 of the Code, then Executive shall receive (i) a payment from the Company sufficient to pay such excise tax, and (ii) an additional payment from the Company sufficient to pay the income, employment, excise and any other taxes arising from the payments made by the Company to or for the benefit of Executive pursuant to Section 6.1 above and this Section 6.2 so that Executive shall be fully reimbursed for any excise tax and any taxes associated with the payments to reimburse Executive for such excise tax. Unless the Company and Executive otherwise agree in writing, the determination of Executive's excise tax liability and the amount required to be paid under this Section 6.2 shall be made in writing by a nationally recognized accounting firm satisfactory to both parties (the "Accountants"). In the event that the excise tax incurred by Executive is determined by the Internal Revenue Service to be greater or lesser than the amount so determined by the Accountants, the Company and Executive agree to promptly make such additional payment, including interest and any tax penalties, to the other party as the Accountants reasonably determine is appropriate to ensure that the net economic effect to Executive under this Section 6.2, on an after-tax basis, is as if the Code Section 4999 excise tax did not apply to Executive. For purposes of making the calculations required by this
          Section 6.2 the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on interpretations of the Code for which there is a "substantial authority" tax reporting position. The Company and Executive shall furnish to the Accountants such information and documents the Accountants may reasonably request in order to make a determination under this Section 6.2. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 6.2.

6.3. Upon the occurrence of a Change of Control, all unvested options or other stock based incentives that have been awarded to the Executive shall become immediately vested so that all such options and incentives shall become fully vested under the terms of the plans under which they were issued.

7.       Non-Competition And Confidentiality

7.1. Non-Competition. During Executive's employment by the Company here-under and during the period during for which Executive is receiving consulting payments from the Company pursuant to Section 4.3.1 herein:

7.1.1. Executive will not directly compete with the business of the Company or any of its subsidiaries or any non-controlled affiliate against which it is precluded from competing (the "Company or its Affiliates") so as to cause the Company or its Affiliates to lose material revenue from any client contract or pending client proposal which is in existence on the date of termination of Executive's employment. For purposes of this Section 7.1.1, "material revenue" shall be deemed to mean revenue that is more than .1% of the revenue of the entity against which improper competition is alleged.

7.1.2. Executive will not directly or indirectly employ or solicit for employment any person whom he knows to be a supervisory or management employee of the Company or its Affiliates without the written consent of the employer.

7.2. In consideration of the covenant described in Section 7.1, the Company agrees to pay the Executive the amount of $700,000 (increased by 4% per annum for each 12-month period or portion thereof that transpires between the effective date of this Agreement and the date of termination), which shall be payable in full within 5 days of the delivery of the Release described in Section 4.3 hereof. In the event of a breach of such covenant by the Executive, damages, if any recoverable by the Company, shall be limited to an amount equal to the amount of the above covenant payment times a fraction the numerator of which shall be the number of months remaining to be performed under the Consulting Agreement described in Section 4.3.1 hereof at the time of the breach, and the denominator of which shall be 30.

8.       Confidential Information.

8.1. Executive agrees that as a condition of employment and the consulting arrangement described in Section 4.3.1, he will execute and abide by the Company's Proprietary Information & Inventions Agreement, attached hereto as Exhibit C.

9.       Remedies

9.1. Injunctive Relief. Executive acknowledges and agrees that the covenants and obligations contained in Sections 7.1 and 8 relate to special, unique and extraordinary matters and that a violation of any of the terms of such sections will cause the Company irreparable injury for which adequate remedy at law is not available. Therefore, Executive agrees that the Company shall be entitled to an injunction, restraining order, or other equitable relief from any court of competent jurisdiction, restraining Executive from committing any violation of the covenants and obligations set forth in Sections 7.1 and 8 hereof.

9.2.      Remedies  Cumulative.  The Company's rights and remedies under Section
          7.1 hereof are cumulative and are in addition to any other rights and remedies the Company may have at law or in equity.

9.3. Any and all disputes arising under this Agreement or concerning its formation, implementation or interpretation, or rights hereunder, shall be resolved through binding arbitration under the rules of the American Arbitration Association ("AAA"). Such arbitration shall be conducted in Washington, D.C., or at such other location as the parties shall mutually approve. The single arbitrator shall be selected by the parties from the AAA's list of approved arbitrators; provided that if no arbitrator is selected within 15 days from the date arbitration is first requested hereunder, the AAA shall appoint the arbitrator. No arbitrator shall have had any prior connection or dealing of any nature with either of the parties.
          Subject to the obligation of the Company under paragraph 12 of Exhibit A hereto, the parties shall each bear their own expenses and the Company shall pay the entire cost of the arbitrator and any AAA costs. The decision of the arbitrator shall be final and binding on the parties hereto, and shall not be subject to review or appeal before any court or tribunal; provided, that the award of the
          arbitrator   shall   be   enforceable   in   any  court  of  competent
          jurisdiction.

10.      Miscellaneous

10.1. Indemnification. The Company agrees at all times during the term of this Agreement and the consulting period described in Section 4.3.1 hereof, and thereafter, to indemnify, defend and hold the Executive, his heirs, estate and legal representatives harmless from, any and all claims, liabilities, demands, allegations, causes of action, or other threats, related to or in any way arising out of, the services provided by the Executive under this Agreement or at the request of the Company; provided, however, that this indemnification shall not apply to acts or omissions that are the result of conduct that would preclude the Executive from receiving indemnification under Section 145 of the Delaware Corporation Laws Annotated in effect as of the date hereof, subject to such future changes as may be beneficial to the Executive. Upon receipt of notice of the assertion of any such claim, liability, demand, allegation, cause of action or other threat, the Company shall pay the Executive the cost of his defense by a counsel acceptable to Executive, and shall be responsible for the full payment of any judgement including damages or penalties, including punitive damages or penalties, that may be assessed or payable as a result of a settlement to which the Company and the Executive consent, including the deductible portion of any loss covered by Director and Officer Liability Insurance. Nothing herein shall limit the rights of the Executive to the protections afforded by the Company's Directors and Officers Liability Insurance described in Exhibit A hereto.

10.2. Compliance with Company Policies. During the term of this Agreement, the Executive shall at all times comply with all applicable Company policies and procedures, including the Company's Standards of Business Ethics and Conduct.

10.3. Notices. Any written notice, required or permitted under this Agreement, shall be deemed sufficiently given if either hand delivered or if sent by fax or overnight courier. Written notices must be delivered to the receiving party at his or its address on the signature page of this Agreement. The parties may change the address at which written notices are to be received in accordance with this section.

10.4. Assignment. Executive may not assign, transfer, or delegate his rights or obligations hereunder and any attempt to do so shall be void. This Agreement shall be binding upon and shall inure to the benefit of the Company and its successors and assigns and the term Company as used herein shall include such successors and assigns to the extent applicable. In the event any successor to the Company fails to honor the terms of this

          Agreement, Executive shall be entitled to all benefits described in Sections 4.3, 6 and 7 hereof subject to Executive's compliance with all the obligations applicable to him under such Sections.

10.5. Entire Agreement. This Agreement, including Exhibits A, B & C, con-tains the entire agreement of the parties with respect to the subject matter hereof, and all other prior agreements, written or oral, including that certain Change of Control Agreement dated April 16, 1998, are hereby superceded and are of no further force or effect; provided, however, that any and all prior agreements concerning the granting of stock options, or other forms of stock compensation under the Company's Long Term Incentive Stock Plan, all agreements pertaining to the Company's Supplemental Executive Retirement Plan, and all other agreements concerning past or present pension, retirement, savings, insurance or other agreements related to the benefits described on Exhibit A hereto, shall continue in full force and effect in accordance with their terms. This Agreement may be modified or amended only by a written agreement that is signed by the Company and Executive. No waiver of any section or provision of this Agreement will be valid unless such waiver is in writing and signed by the party against whom enforcement of the waiver is sought. The waiver by the Company of any section or provision of this Agreement shall not apply to any subsequent breach of this Agreement. Captions to the various sections in this Agreement are for the convenience of the parties only and shall not affect the meaning or interpretation of this Agreement. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but together they shall constitute one and the same instrument.

10.6. Severability. The provisions of this Agreement shall be deemed severable, and if any part of any provision is held illegal, void, or invalid under applicable law such provision may be changed to the extent reasonably necessary to make the provision, as so changed, legal, valid and binding. If any provision of this Agreement is held illegal, void, or invalid in its entirety, the remaining provisions of this Agreement shall not in any way be affected or impaired but shall remain binding in accordance with their terms.

10.7. Continuing Obligations. Sections 8, 9, and 10 of this Agreement shall continue and survive the termination of this Agreement.

10.8. Applicable Law. This Agreement and the rights and obligations of the Company and Executive thereunder shall be governed by and construed and enforced under the laws of the Commonwealth of Virginia applicable to agreements made and to be performed entirely within such State, without regard to Virginia's conflict of laws rules.

                            [Signature Page Follows]

            In Witness Whereof, the parties have executed this Agreement effective as of the date first above written.

DynCorp.

By: __/S/ Paul V. Lombardi________________
      Paul V. Lombardi
      President and Chief Executive Officer

Executive

By: __/S/ Marshall S. Mandell_____________
      Marshall S. Mandell
      Senior Vice President

                                    EXHIBIT A
                  Benefits for Executive's Employment Agreement

1. Group Term and Life Insurance no less favorable to the Executive than that offered by the Company as of the Effective Date.
2. Specialty insurance (such as kidnap and ransom and company travel insurance) under which Executive was covered proceeding the Term of the Agreement.
3. Standard medical plan options no less favorable to the Executive than that offered by the Company as of the Effective Date.
4.       Vacation in accordance with the Company's Personal Time Off Policy.
5.       Standard Company holidays plus two floating holidays.
6. Standard short and long term disability insurance no less favorable to the Executive than that offered by the Company to the Executive as of the Effective Date.
7. Executive Incentive Compensation plan with terms no less favorable to the Executive than the Plan in effect as of the Effective Date.
8. Director & Officer Liability Insurance as maintained by the Company for the protection of the members of its Board of Directors.
9. Annual physical examination (to the extent no reimbursed by group health coverage.)
10. Thrift savings (401(k), Employee Stock Purchase and salary deferral (KESOP) Plan) with terms no less favorable to the Executive than the present Savings and Retirement Plan and KEYSOP.
11.      The  Supplemental  Executive Retirement Plan, as amended effective June
         1, 2001.
12. Up to $100,000 in attorneys fees in the event of a dispute under the Agreement; provided that such amount will be subject to reimbursement to the Company in the event the Company prevails in any dispute with the Executive.
13. Eligibility for participation in company sponsored stock option and incentive plans, on such terms are made available to Band 3 personnel.
14. Access to the DynCorp Internal Stock Market for so long as the Executive owns shares of common stock of the Company or options therefor, and so long as the Company sponsors such Market.

                                    EXHIBIT B
                          RELEASE AND WAIVER OF CLAIMS

            In  consideration  of  the  payments and other benefits set forth in
Section 4 of the Employment Agreement dated November 1, 2001, to which this form is attached, I, Marshall S. Mandell, hereby furnish DynCorp (the "Company"), with the following release and waiver ("Release and Waiver").

            I hereby release, and forever discharge the Company, its officers, directors, agents, employees, stockholders, successors, assigns affiliates and benefit plans, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys' fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising at any time prior to and including my employment termination date with respect to any claims relating to my employment and the termination of my employment, including but not limited to, claims pursuant to any federal, state or local law relating to employment, including, but not limited to, discrimination claims under Virginia law, and the Federal Age Discrimination in Employment Act of 1967, as amended ("ADEA"), or claims for wrongful termination, breach of the covenant of good faith, contract claims, tort claims, and wage or benefit claims, including but not limited to, claims for salary, bonuses, commissions, stock, stock options, vacation pay, fringe benefits, severance pay or any form of compensation; provided, however, that this release does not extend to and will not release the Company from any of its obligations under the Employment Contract, or Exhibits A, C and D thereof.

            I acknowledge that, among other rights, I am waiving and releasing any rights I may have under ADEA, that this Release and Waiver is knowing and voluntary, and that the consideration given for this Release and Waiver is in addition to anything of value to which I was already entitled as an Executive of the Company. I further acknowledge that I have been advised, as required by the Older Workers Benefit Protection Act, that: (a) the Release and Waiver granted herein does not relate to claims which may arise after this Release and Waiver is executed; (b) I have the right to consult with an attorney prior to executing this Release and Waiver (although I may choose voluntarily not to do so); and if I am over 40 years of age upon execution of this Release and Waiver: (c) I have twenty-one (21) days from the date of termination of my employment with the Company in which to consider this Release and Waiver (although I may choose voluntarily to execute this Release and Waiver earlier); (d) I have seven (7) days following the execution of this Release and Waiver to revoke my consent to this Release and Waiver; and (e) this Release and Waiver shall not be effective until the seven (7) day revocation period has expired.

                                    EXHIBIT C

                                     DynCorp

                PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

            In consideration of my employment or continued employment by DynCorp (the "Company"), the compensation and benefits provided to me in the Employment Agreement to which this Proprietary Information and Inventions Agreement is attached, and the compensation hereafter paid to me as a consultant to the Company, I, Marshall S. Mandell, hereby agree as follows:

            1.  Nondisclosure

                       1.1 Recognition of Company's Rights; Nondisclosure. At all times during my employment and thereafter, I will hold in strictest confi-dence and will not disclose, use, lecture upon or publish any of the Company's Proprietary Information (defined below), except as such disclosure, use or publication may be required in connection with my work for the Company, or unless an officer of the Company expressly authorizes such in writing. I will obtain Company's written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to my work at Company and incorporates any Proprietary Information. I hereby assign to the Company any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company and its assigns.

                       1.2 Proprietary Information. The term "Proprietary Infor-mation" shall mean any and all confidential and/or proprietary knowledge, data or information of the Company that is not generally known to the public or publicly disclosed by the Company. By way of illustration but not limitation, "Proprietary Information" includes (a) trade secrets, inventions, mask works, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques (hereinafter collectively referred to as "Inventions"); and (b) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and (c) information regarding the skills and compensation of other employees of the Company. Notwithstanding the foregoing, it is understood that, at all such times, I am free to use information which is generally known in the trade or industry, which is not gained as result of a breach of this Agreement, and my own, skill, knowledge, know-how and experience to whatever extent and in whichever way I wish.

                       1.3 Third Party Information. I understand, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information ("Third Party Information") subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my employment and thereafter, I will hold Third Party Information in the strictest confidence in accordance with the terms and conditions of disclosure to the Company, and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized by an officer of the Company in writing.

                       1.4 No Improper Use of Information of Prior Employers and Others. During my employment by the Company I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person. I will use in the performance of my duties only information which is generally known and used by persons with training and experience comparable to my own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.

            2.  Assignment of Inventions.

                        2.1 Proprietary Rights. The term "Proprietary Rights" shall mean all trade secret, patent, copyright, mask work and other intellectual property rights throughout the world.

                        2.2 Prior Inventions. Inventions, if any, patented or unpatented, which I made prior to the commencement of my employment with the Company are excluded from the scope of this Agreement. To preclude any possible uncertainty, I have set forth on Exhibit C-2 (Previous Inventions) attached hereto a complete list of all Inventions that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with the Company, that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (collectively referred to as "Prior Inventions"). If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in Exhibit C-2 but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. A space is provided on Exhibit C-2 for such purpose. If no such disclosure is attached, I represent that there are no Prior Inventions.

                       2.3 Assignment of Inventions. Subject to Sections 2.4 and 2.6, I hereby assign and agree to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all my right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Company (but not during any period of consultancy thereafter). Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this Section 2, are herein-after referred to as "Company Inventions".

                       2.4 Obligation to Keep Company Informed. During the period of my employment and for six (6) months after termination of my employment with the Company, I will promptly disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by me, either alone or jointly with others, during the period of my employment. In addition, I will promptly disclose to the Company in confidence all patent applications filed by me or on my behalf within a year after termination of employment.

                       2.5 Government or Third Party. I also agree to assign all my right, title and interest in and to any particular Company Invention to a third party, including without limitation the United States, as directed by the Company.

                       2.6 Works for Hire. I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are "works made for hire", pursuant to United States Copyright Act (17 U.S.C., Section 101).

                        2.7 Enforcement of Proprietary Rights. I will assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company Inventions in any and all countries. To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, I will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee. My obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company's request on such assistance.

            3. Records. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information developed by me and all Inventions made by me during the period of my employment at the Company, which records shall be available to and remain the sole property of the Company at all times.

            4. Additional Activities. I agree further that for the period of my employment by the Company and for one (l) year after the date of termination of my employment by the Company I will not induce any management or supervisory employee of the Company to leave the employ of the Company. 5. No Conflicting Obligation. I represent that my performance of all the terms of this Agreement and as an Executive of the Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

            6. Return of Company Documents. When I leave the employ of the Company, I will deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Infor-mation or Proprietary Information of the Company. I further agree that any property situated on the Company's premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. Prior to leaving, I will cooperate with the Company in completing and signing the Company's termination statement.

            7. Legal and Equitable Remedies. Because my services are personal and unique and because I may have access to and become acquainted with the Proprietary Information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement, provided that such enforcement shall be in accordance with the procedures set forth in Section 10.1 below

            8. Notices. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the Party shall specify in writing. Such notice shall be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, three (3) days after the date of mailing.

            9. Notification of New Employer. In the event that I leave the employ of the Company, I hereby consent to the notification of my new employer of my rights and obligations under this Agreement.

            10.  General Provisions.

                       10.1 Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by and construed according to the laws of the Commonwealth of Virginia, as such laws are applied to agreements entered into and to be performed entirely within Virginia between Virginia residents. I hereby expressly consent to the personal jurisdiction of the state and federal courts located in Alexandria or Fairfax County, Virginia for any lawsuit filed there against me by Company arising from or related to this Agreement.

                       10.2 Severability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

                       10.3 Successors and Assigns. This Agreement will be binding upon my heirs or legal representative, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

                       10.4 Survival. The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.

                       10.5 Waiver. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

                       10.6 Entire Agreement. The obligations pursuant to Sections 1 and 2 of this Agreement shall apply to any time during which I was previously employed, or am in the future employed, by the Company as a consultant if no other agreement governs nondisclosure and assignment of inventions during such period. This Agreement is the final, complete and exclusive agreement of the Parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us and is the governing document to the extent this Agreement conflicts with the Employment Agreement to which it is attached as Exhibit C. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the Party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

            This Agreement shall be effective as of November 1, 2001.

            I have read this Agreement carefully and understand its terms. I have nothing to disclose on Exhibit C-1 to this Agreement.


By: __/S/ Marshall S. Mandell________
      Marshall S. Mandell



Accepted and Agreed To:

DynCorp

By: __/S/ Paul V. Lombardi___________
      Paul V. Lombardi
   President and Chief Executive Officer